QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 25, 2004

Registration No. 333-114973

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Bunge Limited
(Exact name of Registrant as specified in its charter and translation of
Registrant's name into English)

Bermuda (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

50 Main Street White Plains, New York 10606 (914) 684-2800 (Address and telephone number of Registrant's principal executive offices)

Bunge Limited 50 Main Street White Plains, New York 10606 Attention: Carla L. Heiss, Assistant General Counsel (914) 684-2800 (Name, address and telephone number of agent for service)

with copies to:
Andrew B. Jánszky Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000	Jeffrey Small Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 2 to our Registration Statement on Form F-3 (Registration No. 333-114973) (the "Registration Statement") is being filed solely for the purpose of filing an additional exhibit to the Registration Statement. The Registration Statement does not include any additions or changes to the prospectus, which forms a part of the Registration Statement (the "Prospectus"). The Prospectus remains unchanged from Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on May 14, 2004.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

        Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

        Section 98 of the Companies Act 1981 (the "Companies Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act 1981.

        We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 9. Exhibits

        See the index to exhibits that appears immediately following the signature pages to this registration statement.

Item 10. Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  a.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  b.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 24th day of May, 2004.

BUNGE LIMITED
By:	/s/ WILLIAM M. WELLS Name: William M. Wells Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Alberto Weisser	Chief Executive Officer and Chairman of the Board of Director	May 24, 2004
/s/ WILLIAM M. WELLS William M. Wells	Chief Financial Officer	May 24, 2004
* T.K. Chopra	Controller and Principal Accounting Officer	May 24, 2004
* Jorge Born, Jr.	Deputy Chairman and Director	May 24, 2004
* Ernest G. Bachrach	Director	May 24, 2004
* Enrique H. Boilini	Director	May 24, 2004
* Michael H. Bulkin	Director	May 24, 2004

Octavio Caraballo	Director
* Francis Coppinger	Director	May 24, 2004
* Bernard de La Tour d'Auvergne Lauraguais	Director	May 24, 2004
* William Engels	Director	May 24, 2004
* Paul H. Hatfield	Director	May 24, 2004
* Carlos Braun Saint	Director	May 24, 2004
/s/ WILLIAM M. WELLS Bunge Limited, U.S. Office By: William M. Wells, Chief Financial Officer	Authorized Representative in the United States	May 24, 2004
*By:	/s/ WILLIAM M. WELLS William M. Wells Attorney-in-Fact	May 24, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
1.1	Form of underwriting agreement
3.1*	Memorandum of Association of Bunge Limited (incorporated by reference from Bunge Limited's Form F-1 (No. 333-65026) filed July 31, 2001)
3.2*	Bye-laws of Bunge Limited, as amended and restated (incorporated by reference from Bunge Limited's Form 20-F filed March 31, 2003)
4.1*	Form of Common Share Certificate (incorporated by reference from Bunge Limited's Form F-1 (No. 333-65026) filed July 31, 2001)
4.2*
Amended and Restated Rights Agreement dated as of May 30, 2003 between Bunge Limited and Mellon Investor Services LLC (incorporated by reference from Bunge Limited's Form F-3 (No. 333-106182) filed on July 9, 2003)
5.1*	Opinion of Conyers Dill & Pearman
8.1*	Tax Opinion of Conyers Dill & Pearman
8.2*	Tax Opinion of Shearman & Sterling LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Shearman & Sterling LLP (included in Exhibit 8.2)
23.3*	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)
24.1*	Power of attorney (included on the signature page to our registration statement on Form F-3 filed on April 29, 2004)

*
Filed previously.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 8. Indemnification of Directors and Officers
  Item 9. Exhibits
  Item 10. Undertakings
SIGNATURES
EXHIBIT INDEX